EXHIBIT 10.2
STOCK OPTION AWARD AGREEMENT
AGREEMENT made on January 9, 2006 (the Date of Grant), by and between enherent Corp., a Delaware corporation (the “Company”), and Thomas Minerva (the “Participant”).
WHEREAS, the Company has adopted the enherent Corp. 2005 Stock Incentive Plan (the Plan); and
WHEREAS, the Company desires to grant to the Participant options under the Plan to acquire an aggregate of 300,000 shares of common stock of the Company, par value $.0001 per share (“Common Stock”), on the terms set forth herein.
NOW, THEREFORE, the parties hereby agree as follows:
1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.
2. Grant of Options. The Participant is hereby granted an option (the “Option”) to purchase an aggregate of 300,000 shares of Common Stock, pursuant to the terms of this Agreement and the provisions of the Plan. This Option is intended to constitute a Nonqualified Stock Option.
3. Option Price. The initial exercise price per share of Common Stock subject to this Option shall be $0.125, subject to equitable adjustment in accordance with the Plan.
4. Conditions to Exercisability. This Option shall vest and become exercisable with respect to fifty thousand (50,000) shares of Common Stock subject thereto on the Date of Grant; one hundred twenty five thousand (125,000) shares of Common Stock subject thereto on December 31, 2006, and with respect to the remaining one hundred twenty five thousand (125,000) shares of Common Stock subject thereto on December 31, 2007, provided that the Option shall only vest on each such date if on each such date the Participant shall continue to serve as Vice Chairman of the Company.
5. Period of Option. This Option shall remain outstanding for a term of 10 years from the Date of Grant. Upon the later to occur of the termination of the Participant’s services as a consultant of the Company under the terms of the Agreement between the Company and Participant of even date herewith or the termination of the Participant’s services as a Director of the Company, any portion of this Option that is vested on the date of such termination shall expire upon the earliest to occur of (i) three (3) years from the date of such termination as a Consultant or Director, as the case may be, (ii) the tenth anniversary of the Date of Grant, or (iii) the first anniversary of the Participant’s death. Any portion of this Option that is not vested on the Participant’s termination as a Consultant for the Company under the terms of the Agreement between the Company and Participant of even date herewith or Director, as the case may be, for any reason shall be permanently forfeited on the date Participant’s services terminate.
5A. Change in Control. Notwithstanding any other provision of the Plan or this Agreement to the contrary, if, while this Award remains outstanding under the Plan, a Change in Control (as defined below) of the Company shall occur, then all shares of Common Stock granted under this Award Agreement that are outstanding at the time of such Change in Control shall become immediately exercisable in full, without regard to the years that have elapsed from the Date of Grant, and, at the option of the Committee, this Option may be cancelled in exchange for a cash payment or a replacement award of equivalent value.
For purposes of this Section 5A, a Change in Control of the Company shall occur upon the happening of the earliest to occur of the following:
(i) any person, as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (1) the Company, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or (3) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 51% or more of the combined voting power of the Company’s then outstanding voting securities;
(ii) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board (such board of directors being referred to herein as the Existing Board), and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this Section 5A) whose election by the Existing Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (other than approval given in connection with an actual or threatened proxy or election contest), cease for any reason to constitute at least 70% of such the Existing Board;
(iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding without conversion or by being converted into voting securities of the surviving or parent entity) 51% or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as hereinabove defined) acquires 51% or more of the combined voting power of the Company’s then outstanding securities; or
(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).
6. Exercise of Option. This Option may be exercised in whole or part, to the extent then exercisable, in the following manner: the Participant shall deliver to the Company written notice specifying the number of shares of Common Stock that the Participant elects to purchase. The

Participant must include with such notice full payment of the exercise price for the Common Stock being purchased pursuant to such notice. The exercise price shall be paid in full at the time of exercise. The exercise price may be paid in cash or by check; by tendering shares of Common Stock previously acquired by the Participant; or in a combination of any of the foregoing, in an amount having a combined value equal to such exercise price. The value of any Common Stock tendered pursuant to the preceding sentence shall be the Fair Market Value of such Common Stock as of the last trading day prior to the date of exercise. The Committee, in its discretion, may require that any previously-owned shares of Common Stock tendered by the Participant in payment of the exercise price have been held by the Participant for at least six months prior to such tender.
Upon the delivery of shares of Common Stock acquired pursuant to the exercise of Options, the Company shall have the right to require the payment of the amount of any taxes that are required by law to be withheld with respect to such delivery.
The Participant shall not be deemed to be a holder of any shares of Common Stock pursuant to exercise of this Option until the date of the issuance of a stock certificate to him or her for such shares and until such shares are paid for in full, including any applicable withholding taxes.
If permitted by the Committee at the time of exercise, this Option may also be exercised pursuant to a cashless exercise program.
7. Representations. The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against them in accordance with its terms.
The Participant represents and warrants that the Participant is not a party to any agreement or instrument that would prevent the Participant from entering into or performing his or her duties in any way under this Agreement.
8. Entire Agreement. This Agreement and the Plan contain all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Participant represents that, in executing this Agreement, the Participant does not rely and has not relied upon any representation or statement not set forth therein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.
9. Amendment or Modification, Waiver. Except as set forth in the Plan, no provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Participant and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.
10. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

To Participant at:
Thomas Minerva
249 Neversink Court
Holmdel, New Jersey 07733
To the Company at:
enherent Corp.
192 Lexington Avenue
New York, New York 10016
Attn: Corporate Secretary
Any notice delivered personally or by courier under this Section 10 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.
11. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.
12. Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.
14. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.
15. Construction. This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated herein as provisions of this Agreement. If there is a conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Agreement shall govern. By signing this Agreement, the Participant confirms that he has received a copy of the Plan and has had an opportunity to review the contents thereof.
16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

enherent CORP.
By:	/s/ Pamela Fredette
	Name:	Pamela Fredette
	Title:	President & CEO

By:	/s/ Thomas Minerva
	Name:	Thomas Minerva